EXHIBIT 15.1

Board of Directors

Texas Industries, Inc.

We are aware of the incorporation by reference in the Post-Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8, Registration Statement Number 33-53715 on Form S-8, Registration Statement Number 333-11604 on Form S-8 (as amended), Registration Statement Number 333-121860 on Form S-8, Registration Statement Number 333-106610 on Form S-4 (as amended), and in the related Prospectuses of our report dated April 5, 2005 relating to the unaudited condensed consolidated interim financial statements of Texas Industries, Inc. which are included in its Form 10-Q for the quarter ended February 28, 2005.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

April 8, 2005

Dallas, Texas